       1    -- Exhibit 23 (Accountants' Consent)

                                              Exhibit 23

                  ACCOUNTANTS' CONSENT




The Boards of Directors
Vitramon, Incoroporated and Vitramon Limited (UK):


We consent to the incorporation by reference in the registration statements (No. 33-7850 and No. 33-7851) on Form S-8 of Vishay Intertechnology, Inc. of our report dated June 17, 1994, except as to note 10, which is as of July 13, 1994, with respect to the combined balance sheets of Vitramon, Incorporated and Vitramon Limited (UK) as of January 1, 1994 and January 2, 1993, and the related combined statements of earnings, shareholder's equity, and cash flows for the years then ended, which report appears in the Form 8-K of Vishay Intertechnology, Inc. dated July 19, 1994.


                                        KPMG Peat Marwick

Short Hills, New Jersey
July 19, 1994